Exhibit 10.24

                              TREND MINING COMPANY
                              1519 Main Street #169
                              Hilton Head, SC 29926
               Telephone (843) 682-2023 * Facsimile (843) 682-2024




October 1, 2002

Mr. Thomas Kaplan
New York, NY

Dear Mr. Kaplan:

         By mutual agreement of the parties it is hereby acknowledged that the single outstanding preferred share held in your name is hereby cancelled effective on the date first written above. It is also agreed that all rights, duties and obligations of either party related to such share being issued and outstanding shall also terminate and be of no further effect as of the same date.

On Behalf of the Company,



/s/ John P. Ryan
John P. Ryan
Chief Financial Officer
Trend Mining Company


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Agreed and Accepted,



/s/ Thomas Kaplan
Thomas Kaplan